EXHIBIT 11.1

VIMICRO INTERNATIONAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Purpose

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Vimicro International Corporation (the “Company” or “Vimicro”) consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that Vimicro will file with, or submit to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by Vimicro;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code; and

•	accountability for adherence to the Code.

Applicability

This Code applies to all of the directors, officers, employees and advisors of Vimicro, whether they work for Vimicro on a full-time, part-time, consultative, or temporary basis (each an “employee” and collectively, the “employees”). Certain provisions of the Code apply specifically to our chief executive officer, chief financial officer, senior finance officer, controller, vice presidents and any other persons who perform similar functions for Vimicro (each, a “senior officer,” and collectively, “senior officers”).

The Board of Directors of Vimicro (the “Board”) has appointed Jing Wei as the Compliance Officer for the Company. If you have any questions regarding the Code or would like to report any violation of the Code, please call the Compliance Officer at 86-10-6894-8888, ext. 8357 or e-mail her at weijing@vimicro.com.

This Code was adopted by the Board on April 3, 2006 and amended on July 13, 2006.

Conflicts of Interest

Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of Vimicro as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of Vimicro or that may make it difficult to perform your work objectively and effectively. In general, the following should be considered conflicts of interest:

•	Competing Business. No employee may be concurrently employed by a business that competes with Vimicro or deprives it of any business.

•	Corporate Opportunity. No employee should use corporate property, information or his or her position with Vimicro to secure a business opportunity that would otherwise be available to Vimicro. If you discover a business opportunity that is in Vimicro’s line of business, through the use of Vimicro’s property, information or position, you must first present the business opportunity to Vimicro before pursuing the opportunity in your individual capacity.

•	Financial Interests.

(i)	No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business entity if such financial interest adversely affects the employee’s performance of duties or responsibilities to Vimicro, or requires the employee to devote certain time during such employee’s working hours at Vimicro;

(ii)	No employee may hold any ownership interest in a privately-held company that is in competition with Vimicro;

(iii)	An employee may hold up to but no more than 5% ownership interest in a publicly traded company that is in competition with Vimicro;

(iv)	No employee may hold any ownership interest in a company that has a business relationship with Vimicro if such employee’s duties at Vimicro include managing or supervising Vimicro’s business relations with that company

If an employee’s ownership interest in a business entity described in clause (iii) above increases to more than 5%, the employee must immediately report such ownership to the Compliance Officer.

•	Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of Vimicro. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

•	Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of Vimicro. Employees must obtain prior approval from the Board before accepting any such board or committee position. Vimicro may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

It is difficult to list all of the ways in which a conflict of interest may arise, and we have provided only a few, limited examples. If you are faced with a difficult business decision that is not addressed above, ask yourself the following questions:

•	Is it legal?

•	Is it honest and fair?

•	Is it in the best interests of Vimicro?

Disclosure of Conflicts of Interest

Vimicro requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Compliance Officer. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law.

Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of Vimicro. If a member of an employee’s family is interested in doing business with Vimicro, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to Vimicro compared with those that would apply to a non-relative seeking to do business with Vimicro under similar circumstances.

Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, “family members” or “members of your family” include your spouse, brothers, sisters and parents, in-laws and children.

Gifts and Entertainment

The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses made on behalf of Vimicro must be properly accounted for on expense reports.

Employees may only accept appropriate gifts. We encourage employees to submit gifts received to the Company. While it is not mandatory to submit small gifts, gifts of over RMB200 must be submitted immediately to the administration department of the Company.

Vimicro’s business conduct is founded on the principle of “fair transaction.” Therefore, no employee may receive kickbacks, bribe others, or secretly receive commissions or any other personal benefits.

Protection and Use of Company Assets

Employees should protect Vimicro’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on Vimicro’s profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of Vimicro’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property;

•	Promptly report the actual or suspected theft, damage or misuse of Company property;

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

•	Use Company property only for legitimate business purposes.

Intellectual Property and Confidentiality

•	All inventions, creative works, computer software, and technical or trade secrets developed by an employee in the course of performing the employee’s duties or primarily through the use of the Company’s materials and technical resources while working at the Company, shall be the property of the Company.

•	The Company maintains a strict confidentiality policy. During an employee’s term of employment, the employee shall comply with any and all written or unwritten rules and policies concerning confidentiality and shall fulfill the duties and responsibilities concerning confidentiality applicable to the employee.

•	In addition to fulfilling the responsibilities associated with his position in the Company, an employee shall not, without first obtaining approval from the Company, disclose, announce or publish trade secrets or other confidential business information of the Company, nor shall an employee use such confidential information outside the course of his duties to the Company.

•	Even outside the work environment, an employee must maintain vigilance and refrain from disclosing important information regarding the Company or its business, customers or employees.

•	An employee’s duty of confidentiality with respect to the confidential information of the Company survives the termination of such employee’s employment with the Company for any reason until such time as the Company discloses such information publicly or the information otherwise becomes available in the public sphere through no fault of the employee.

•	Upon termination of employment, or at such time as the Company requests, an employee must return to the Company all of its property without exception, including all forms of medium containing confidential information, and may not retain duplicate materials.

Accuracy of Financial Reports and Other Public Communications

Upon Vimicro’s completion of its initial public offering in the U.S., Vimicro will be a public company which is required to report its financial results and other material information about its business to the public and the SEC. It is Vimicro’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage Vimicro and result in legal liability.

Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•	Financial results that seem inconsistent with the performance of the underlying business;

•	Transactions that do not seem to have an obvious business purpose; and

•	Requests to circumvent ordinary review and approval procedures.

Vimicro’s senior financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of Vimicro’s financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Compliance Officer.

Company Records

Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are the source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. You are responsible for understanding and complying with the Company’s record keeping policy. Contact the Compliance Officer if you have any questions regarding the record keeping policy.

Compliance with Laws and Regulations

Each employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which Vimicro operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Employees are expected to understand and comply with all laws, rules and regulations that apply to your position at Vimicro. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Compliance Officer.

Compliance with Insider Trading Policy

Each employee has an obligation to comply with Vimicro’s Insider Trading Policy, a copy of which has been provided to each employee.

Compliance with Anti-corruption Law

The Company and all employees shall comply with the anti-corruption treaties and laws of the countries in which the Company does business, including the U.S. Foreign Corrupt Practices Act. Neither the Company nor any employee shall directly or indirectly offer or make any payment to government officials, including employees of state-owned enterprises, for corruption purposes.

Staff Health and Safety

The Company will provide a clean, safe and healthy work environment. Every employee has a duty to maintain a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions, procedures or behaviors. Violence and threatening behavior is not permitted. Every employee must report to work in a condition that allows him or her to adequately perform his or her duties, free from the influence of illegal drugs or alcohol.

Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Vimicro and its employees.

If you know of or suspect a violation of this Code, it is your responsibility to immediately report the violation to the Compliance Officer, who will work with you to investigate your concern. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with the law and the Company’s need to investigate your concern.

If you have any issues or concerns specifically relating to the internal accounting controls of the Company or any auditing matter, you may bring them directly to the attention of the Chairman of the Audit Committee of the Board of Directors. You may also make anonymous reports confidentially by leaving a voice message or writing a letter to the Compliance Officer.

It is Vimicro’s policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of Vimicro, if it does not comply with the law or with this Code, can result in serious consequences for both you and Vimicro.

Vimicro strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation, will be subject to disciplinary action up to and including termination of employment.

If the Compliance Officer receives information regarding an alleged violation of this Code, he shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and the Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

Waivers of the Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public.

Periodic Compliance Certification by Certain Employees

The Company will require certain employees who, based on their level of responsibility or the nature of their work, to certify semi-annually that they have read, understand and complied with this Code. Every employee so required shall certify to the Company promptly. The initial list of employees subject to this certification requirement is attached hereto as Annex A, which is subject to change by the Company from time to time.

Conclusion

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of Vimicro consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Compliance Officer. We expect all employees to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including termination of employment.

Each subsidiary of Vimicro may prepare comprehensive and concrete rules to implement this Code based on its own situations and needs.